Exhibit 4.13

THIRD AMENDMENT

Dated as of April 16, 2007

This THIRD AMENDMENT (this “Amendment”) is entered into between INNOPHOS, INC., a Delaware corporation (the “Borrower”), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent under the Credit Agreement described below (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

1. Reference is made to the Credit Agreement dated as of August 13, 2004 among the Borrower, the lenders and agents party thereto and the Administrative Agent, as amended by the First Amendment dated as of February 2, 2005 and the Second Amendment dated as of October 27, 2006 (the “Credit Agreement”). Capitalized terms used but not otherwise defined herein are used with the meanings given in the Credit Agreement.

2. The Borrower has requested that the Credit Agreement be amended as herein set forth.

3. The Administrative Agent has received consents and authorizations relating to this Amendment (or facsimiles thereof) from Lenders constituting the Required Lenders.

Now, therefore, the parties hereto agree as follows:

SECTION 1. Amendments to Credit Agreement.

(a) Section 1.1 of the Credit Agreement is amended:

(i) by deleting the definition of “Holdings Notes” and inserting the following in its place:

“Holding Company Notes”: promissory notes issued by the Parent or Holdings that (a) mature no earlier than the fifth anniversary of the issue date thereof, (b) do not require any prepayment, redemption or purchase prior to maturity, except asset sale and change of control offers on terms in good faith determined by the Parent’s board to be consistent with prevailing market practice for unsecured high-yield holding company notes, (c) are not secured by any Lien on any property of the Parent or Holdings or any Group Member, (d) are not supported by any Guarantee Obligation of any Group Member, (e) are outstanding in an aggregate amount, determined on the basis of the original issue amount on the original issue date after giving effect to any original issue discount (and without counting any subsequent additions thereto by accretion from original issue discount or by payment of interest in kind), not exceeding $120,000,000 and (f) if and to the extent constituting Incremental Holding Company Notes, do not require any payment of interest accruing or accreting at any time prior to the fifth anniversary of the issue date thereof, except by accretion or addition to principal.

and the Credit Agreement is further amended by changing all references therein to “Holdings Notes” so as to refer to “Holding Company Notes”;

(ii) inserting the following new definition in proper alphabetical order:

“Incremental Holding Company Notes:” at any time, (a) that portion of the original issue amount of any Holding Company Notes in respect of which the proceeds of issuance thereof were used for any purpose other than (i) to purchase, redeem or pay principal of outstanding Holding Company Notes (including the Holdings Notes issued pursuant to the First Amendment), (ii) to pay interest and call premium payable in connection with any such purchase, redemption or payment of principal of Holding Company Notes, or (iii) to pay underwriting discount and issuance costs allocable to Holding Company Notes the proceeds of which were used for purposes described in clauses (i) and (ii) hereof, and (b) all increases to the principal of such portion of the original issue amount of such Holding Company Notes representing the accretion of original issue discount or payment of interest in kind thereon.

and

(iii) by restating the definition of definition of “Unused ECF Basket” so that, in its entirety, it reads as follows:

“Unused ECF Basket”: at any time, the difference between (a) Excess Cash Flow for all fiscal years of the Borrower, commencing with the fiscal year ending December 31, 2005, for which the Borrower then has made the payment required by Section 4.2(c), net of all payments required for such fiscal years under Section 4.2(c), and (b) the sum of all cash dividends, Capital Expenditures and Permitted Acquisitions theretofore permitted by, and previously counted for the purposes of, Sections 8.6(c)(v)(A), 8.6(c)(v)(B), 8.6(c)(v)(C), 8.7(d) or 8.8(m); provided, that for the purposes of Section 8.6(c)(v), the Unused ECF Basket shall be calculated as if the amount of the Unused ECF Basket as of December 31, 2006 were zero (without credit for any Excess Cash Flow attributable to the fiscal year ending December 31, 2005).

(b) Section 8.6(c) of the Credit Agreement is amended so that, in its entirety, it reads as follows:

the Borrower may pay dividends to Holdings to provide funding to Holdings or the Parent for:

(i) payment of corporate overhead expenses of Holdings and the Parent;

(ii) so long as no Event of Default described in clauses (i) or (iii) of Section 9(k) shall have occurred and be continuing, payment of any combined, consolidated or unitary taxes that are due and payable by the Parent, Holdings and the Borrower and payment of any taxes on the Parent’s or Holdings’ corporate franchise;

(iii) payments permitted by Section 8.10(b) or the last sentence of Section 8.10;

(iv) if and so long as no Event of Default has occurred and is continuing, payment of (A) cash dividends on the Parent’s common stock in amounts not exceeding 75 cents per share of outstanding common stock of the Parent (adjusted ratably for all future stock splits), but not in any event in the aggregate exceeding $17,500,000 per year and only for as long as the Parent’s common stock is listed on The NASDAQ Stock Market or The New York Stock Exchange or (B) cash interest then due on Holding Company Notes not constituting Incremental Holding Company Notes; and

(v) if and so long as no Default has occurred and is continuing and Leverage Test Compliance would result, payment of (A) cash dividends on the Parent’s common stock in amounts which, when paid, are counted against, and do not exceed, the then Unused ECF Basket, (B) cash interest then due on Incremental Holding Company Notes in amounts which, when paid, are counted against, and do not exceed, the then Unused ECF Basket or (C) prepayment, redemption or purchase for retirement and cancellation of Holding Company Notes in amounts which, when paid, are counted against, and do not exceed, the then Unused ECF Basket.

(c) Clause (iv) in Section 9(k) of the Credit Agreement is amended so that, in its entirety, it reads as follows:

(iv) pay in cash, or become obligated to pay in cash, any of the interest accruing or accreting on any Holding Company Notes other than under circumstances in which a dividend to pay such interest would be permitted under Section 8.6(c)(iv) or 8.6(c)(v);

SECTION 2. Conditions to Effectiveness. The amendments contained in Section 1 shall be effective upon satisfaction of each of the following conditions precedent no later than May 30, 2007:

(a) The Administrative Agent shall have executed this Amendment, shall have received original or facsimile counterparts of written authorization to execute this Amendment duly executed and delivered by Lenders constituting the Required Lenders and shall have received counterparts of this Amendment executed by the Borrower and counterparts of the Consent appended hereto (the “Consent”) executed by the Grantors, as defined in the Guarantee and Collateral Agreement (the “Grantors”).

(b) The Parent shall have issued and sold Holding Company Notes for aggregate net cash proceeds sufficient to repay in full all Holding Company Notes outstanding on the date of this Amendment and shall have made arrangements reasonably satisfactory to the Administrative Agent for the application of such proceeds to the redemption of such outstanding Holding Company Notes (including payment of a related prepayment premium in the amount of approximately $1.8 million).

(c) The Borrower shall have paid to the Administrative Agent, for the account of each Lender that executes and returns to the Administrative Agent its consent and authorization approving this Amendment (as circulated on March 28, 2007) by 5:00 p.m. (New York City time) on April 4, 2007, a non-refundable fee equal to 0.05% of the aggregate amount outstanding on March 28, 2007 on the Revolving Commitment and Tranche B Term Loan of such Lender.

(d) All fees and expense reimbursements due and payable under the Loan Documents to any Agent shall have been paid.

(e) The Administrative Agent shall have received such other documents and instruments as any Agent may reasonably request.

SECTION 3. Representations and Warranties. The Borrower represents and warrants that:

(a) Authority. The Borrower has the requisite power and authority to execute, deliver and perform its obligations under this Amendment and the Credit Agreement as amended hereby. Each Grantor has the requisite power and authority to execute, deliver and perform its obligations under the Consent and the Loan Documents, as amended hereby. The execution, delivery and performance by the Borrower of this Amendment and by the Grantors of the Consent, and the performance by each Loan Party of each Loan Document (as amended hereby) to which it is a party have been duly approved by all necessary organizational action of such Loan Party.

(b) Enforceability. This Amendment has been duly executed and delivered by the Borrower and the Consent has been duly executed and delivered by each Grantor. When the conditions to effectiveness in Section 2 of this Amendment have been satisfied, each of this Amendment, the Consent and each Loan Document (as amended hereby) is the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought in proceedings in equity or at law).

(c) Representations and Warranties. The representations and warranties made by any Loan Party in the Loan Documents are true and correct in all material respects on the date hereof, except to the extent that such representations and warranties refer to an earlier date (in which case they are true and correct in all material respects as of such earlier date).

(d) No Default. No Default has occurred and is continuing.

SECTION 4. Reference to and Effect on the Loan Documents.

(a) If and when this Amendment becomes effective, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

(b) The Credit Agreement, as amended hereby, and the Guarantee and Collateral Agreement and the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations under and as defined in the Credit Agreement, as amended hereby.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or Agent under any of the Loan Documents or constitute, except as expressly set forth herein, a waiver or amendment of any provision of any of the Loan Documents.

(d) This Amendment is a Loan Document. The provisions of Sections 11.12 and 11.16 of the Credit Agreement shall apply with like effect to this Amendment.

SECTION 5. Counterparts. This Amendment (including all consents and authorizations relating hereto) and the Consent may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment (or any consent or authorization relating hereto) or the Consent by facsimile shall be effective and enforceable as delivery of a manually executed counterpart thereof. The Administrative Agent will not have any responsibility for determining whether (and makes no representation as to whether) any such counterpart has been duly authorized, executed or delivered or is enforceable against any party hereto.

SECTION 6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

INNOPHOS, INC.

By:
Name:
Title:

BEAR STEARNS CORPORATE LENDING INC., individually and as Administrative Agent

By:
Name:
Title:

CONSENT

Dated as of April 16, 2007

The undersigned, as Grantors under the Guarantee and Collateral Agreement and, as applicable, as parties to the other Security Documents hereby consent and agree to the foregoing Second Amendment and hereby confirm and agree that (i) each of the Guarantee and Collateral Agreement and the other Security Documents is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, upon the effectiveness of, and on and after the date of, said Second Amendment, each reference therein to the “Credit Agreement”, “thereunder”, “thereof” and words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by said Second Amendment and (ii) the Guarantee and Collateral Agreement and the other Security Documents all of the Collateral described therein does, and shall continue to, secure the payment and performance of all of the Obligations as defined in the Guarantee and Collateral Agreement, after giving effect to said Second Amendment.

INNOPHOS, INC.

By:
Title:	VP-Treasury

INNOPHOS INVESTMENTS HOLDINGS, INC.

By:
Title:	VP-Treasury

INNOPHOS MEXICO HOLDINGS, LLC

By:
Title:	VP-Treasury